Bank of America Corporation and Subsidiaries						Exhibit 12
Ratio of Earnings to Fixed Charges
Ratio of Earnings to Fixed Charges and Preferred Dividends
	Nine Months Ended	Year Ended December 31
(Dollars in millions)	September 30, 2010	2009	2008	2007	2006	2005

Excluding Interest on Deposits

Income before income taxes	$2,272	$4,360	$4,428	$20,924	$31,973	$24,480
Equity in undistributed earnings of unconsolidated subsidiaries	(468)	(1,833)	(144)	(95)	(315)	(151)
Fixed charges:
Interest expense	15,020	23,000	25,074	34,778	29,514	18,397
1/3 of net rent expense (1)	821	1,110	791	669	609	585

Total fixed charges	15,841	24,110	25,865	35,447	30,123	18,982
Preferred dividend requirements (2)	n/m	5,921	1,461	254	33	27

Fixed charges and preferred dividends	15,841	30,031	27,326	35,701	30,156	19,009

Earnings	$17,645	$26,637	$30,149	$56,276	$61,781	$43,311

Ratio of earnings to fixed charges	1.11	1.10	1.17	1.59	2.05	2.28

Ratio of earnings to fixed charges and preferred dividends (2, 3)	n/m	-	1.10	1.58	2.05	2.28

	Nine Months Ended	Year Ended December 31
(Dollars in millions)	September 30, 2010	2009	2008	2007	2006	2005

Including Interest on Deposits

Income before income taxes	$2,272	$4,360	$4,428	$20,924	$31,973	$24,480
Equity in undistributed earnings of unconsolidated subsidiaries	(468)	(1,833)	(144)	(95)	(315)	(151)
Fixed charges:
Interest expense	18,123	30,807	40,324	52,871	43,994	27,889
1/3 of net rent expense (1)	821	1,110	791	669	609	585

Total fixed charges	18,944	31,917	41,115	53,540	44,603	28,474
Preferred dividend requirements (2)	n/m	5,921	1,461	254	33	27

Fixed charges and preferred dividends	18,944	37,838	42,576	53,794	44,636	28,501

Earnings	$20,748	$34,444	$45,399	$74,369	$76,261	$52,803

Ratio of earnings to fixed charges	1.10	1.08	1.10	1.39	1.71	1.85

Ratio of earnings to fixed charges and preferred dividends (2, 3)	n/m	-	1.07	1.38	1.71	1.85

(1)	Represents an appropriate interest factor.

(2)	Reflects the impact of the $10.4 billion goodwill impairment charge during the three months ended September 30, 2010 which resulted in a negative preferred dividend requirement.

(3)
The earnings for 2009 were inadequate to cover fixed charges and preferred stock dividends. The earnings deficiency is a result of the accelerated accretion of $4.0 billion recorded as a result of the repurchase of TARP Preferred Stock. The coverage deficiency for fixed charges and preferred dividends was $3.4 billion.

n/m = not meaningful

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